UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2004

    The Interpublic Group of Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1- 6686	13- 1024020

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, New York, New York		10036

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2004, The Interpublic Group of Companies, Inc. (“Interpublic”) entered into a separation agreement and general release (the “Separation Agreement”) with Christopher J. Coughlin, Interpublic’s Chief Operating Officer, attached hereto as Exhibit 10.1. By its terms, Mr. Coughlin may revoke the Separation Agreement during the seven-day period following his execution thereof. Pursuant to the Separation Agreement, options to purchase 50,000 shares of Interpublic common stock held by Mr. Coughlin will vest and remain exercisable during the ninety day period beginning on December 31, 2004, and Interpublic will make a cash payment to Mr. Coughlin of up to $50,000 for attorney’s and financial advisor’s fees incurred in connection with his separation from service with Interpublic. In addition, Mr. Coughlin will be entitled to receive an aggregate payment of approximately $160,277 pursuant to the terms of the Executive Special Benefit Agreement (filed as Exhibit 10(iii)(A)(iii) to Interpublic’s Quarterly Report on Form 10-Q dated March 31, 2003), which will be paid in 18 equal consecutive monthly installments commencing in January, 2005. In partial consideration for these benefits, Mr. Coughlin has released and waived certain claims he may have against Interpublic.

Item 1.02 Termination of a Material Definitive Agreement

The Separation Agreement provides for the termination of the (i) Employment Agreement, dated as of June 16, 2003 (filed as Exhibit 10(iii)(A)(ii) to Interpublic’s Quarterly Report on Form 10-Q dated March 31, 2003), and (ii) Executive Severance Agreement, dated as of the same date (filed as Exhibit 10(iii)(A)(iv) to Interpublic’s Quarterly Report on Form 10-Q dated March 31, 2003), each between Interpublic and Christopher J. Coughlin, effective December 31, 2004.

As previously announced, Mr. Coughlin retired as Interpublic’s Chief Operating Officer, effective December 31, 2004.

Item 9.01

(c) Exhibits

Exhibit 10.1	Separation Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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THE INTERPUBLIC GROUP OF COMPANIES, INC.

Date: January 6, 2005	By:	/s/ Nicholas J. Camera
Nicholas J. Camera
Senior Vice President, General Counsel and Secretary